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                                                                     EXHIBIT 99.

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                                                HUNTINGTON BANCSHARES INCORPORATED
                                                RATIO OF EARNINGS TO FIXED CHARGES

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                                               THREE MONTHS
                                                   ENDED
                                                 MARCH 31,                          YEAR ENDED DECEMBER 31,
                                               ------------   --------------------------------------------------------------------
                                                   1999           1998           1997           1996           1995         1994
                                                   ----           ----           ----           ----           ----         ----
EXCLUDING INTEREST ON DEPOSITS

Income before taxes ........................     $141,982     $  440,122     $  459,164     $  457,268     $  429,084     $410,970

Fixed charges:
      Interest expense .....................       79,916        305,838        308,122        299,962        318,192      174,143
      Interest factor of rent expense ......        2,465         10,237          9,572          9,166          8,657        9,034
                                                 --------     ----------     ----------     ----------     ----------     --------

         Total fixed charges ...............       82,381        316,075        317,694        309,128        326,849      183,177
                                                 --------     ----------     ----------     ----------     ----------     --------

Earnings ...................................     $224,363     $  756,197     $  776,858     $  766,396     $  755,933     $594,147
                                                 ========     ==========     ==========     ==========     ==========     ========

Fixed charges ..............................     $ 82,381     $  316,075     $  317,694     $  309,128     $  326,849     $183,177
                                                 ========     ==========     ==========     ==========     ==========     ========

RATIO OF EARNINGS
      TO FIXED CHARGES .....................         2.72X          2.39X          2.45X          2.48X          2.31X         3.24X


INCLUDING INTEREST ON DEPOSITS

Income before taxes ........................     $141,982     $  440,122     $  459,164     $  457,268     $  429,084     $410,970

Fixed charges:
      Interest expense .....................      242,168        978,271        954,243        880,648        856,860      546,880
      Interest factor of rent expense.......        2,465         10,237          9,572          9,166          8,657        9,034
                                                 --------     ----------     ----------     ----------     ----------     --------

         Total fixed charges ...............      244,633        988,508        963,815        889,814        865,517      555,914
                                                 --------     ----------     ----------     ----------     ----------     --------

Earnings ...................................     $386,615     $1,428,630     $1,422,979     $1,347,082     $1,294,601     $966,884
                                                 ========     ==========     ==========     ==========     ==========     ========

Fixed charges ..............................     $244,633     $  988,508     $  963,815     $  889,814     $  865,517     $555,914
                                                 ========     ==========     ==========     ==========     ==========     ========

RATIO OF EARNINGS
      TO FIXED CHARGES .....................         1.58X          1.45X          1.48X          1.51X          1.50X         1.74X
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